EXHIBIT 5.1

Powell Goldstein LLP

One Atlantic Center

Suite 1400

1201 West Peachtree Street, NW

Atlanta, Georgia 30309-3488

January 18, 2005

Ruby Tuesday, Inc.

150 West Church Avenue

Maryville, Tennessee 37801

Re:                               Registration Statement on Form S-8

Ruby Tuesday, Inc. 2005 Deferred Compensation Plan

Ladies and Gentlemen:

We have served as counsel for Ruby Tuesday, Inc., a Georgia corporation (the “Company”), in connection with the registration of deferred compensation obligations (the “Obligations”) of the Company offered under the Company’s 2005 Deferred Compensation Plan (the “Plan”) pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and the adoption of the Plan as we have deemed necessary and advisable.

In all such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies.  As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate state, local and federal officials.

This opinion letter is limited to the Business Corporation Code of the State of Georgia and the federal laws of the United States of America, and we do not express any opinions herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Obligations, when issued by the Company in the manner provided for in the Plan, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or law, and (iii) the laws of usury or other laws of equitable principles relating to or limiting the interest rate payable on indebtedness.

This opinion letter is intended solely for the Company’s use in connection with the registration of the Obligations pursuant to the Registration Statement and may not be relied upon for any other purpose or by any other person.  This opinion letter may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid subpoena.  This opinion letter is limited to the matters expressly stated herein, and no opinions are implied or may be inferred beyond the matters expressly stated herein.  This opinion letter is rendered as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Powell Goldstein LLP

Powell Goldstein LLP